SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): February 3, 2006

                         Patriot Scientific Corporation

               (Exact Name of Registrant as Specified in Charter)

           Delaware                     0-22182                  84-1070278
(State or other Jurisdiction of       (Commission             (I.R.S. Employer
        Incorporation)                File Number)           Identification No.)

                            CARLSBAD CORPORATE PLAZA
                         6183 PASEO DEL NORTE, SUITE 180
                               CARLSBAD, CA 92011
                    (Address of principal executive offices)

                                 (858) 674-5000
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

|_| Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (127 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement

On February 13, 2006, the Board of Directors of Patriot Scientific Corporation (the "Company"), approved the entering into of each of the following agreements as of February 9, 2006: (i) an Agreement with Regard to Exercise Price Resets and 4.99% Limitation by and between the Company and Lincoln Ventures, LLC ("Lincoln") and an Agreement with Regard to Exercise Price Resets and 4.99% Limitation by and between the Company and Swartz Private Equity, L.L.C. ("Swartz") (collectively, the "Reset Agreements"), (ii) a Waiver and Agreement by and between the Company and Lincoln (the "Lincoln Waiver"), (iii) a Waiver and Agreement by and between the Company and Swartz (the "Swartz Waiver," and together with the Lincoln Waiver, the "Waiver Agreements"), and (iv) a Warrant to Purchase Common Stock of the Company issued to Lincoln (the "Warrant Agreement").

Under the terms of the Reset Agreements, the Company and Lincoln and Swartz agreed to amend the terms of (i) each of the warrants of the Company held by Lincoln and Swartz such that the exercise price of the warrants is no longer subject to downward resets based on the trading price of the common stock of the Company, and (ii) each of the debentures of the Company held by Lincoln and Swartz such that the conversion price of the debentures is fixed at its current level. Under the terms of the Reset Agreements, the Company and Lincoln and Swartz also agreed to amend all of the agreements entered into between the Company and Lincoln or Swartz that limit the ability of Lincoln or Swartz to be the beneficial owner of more than 4.99% of the common stock of the Company to be amended to provide that Lincoln or Swartz may not, through the exercise of warrants, the conversion of debentures, or otherwise, be the beneficial owner of more than 9.99% of the common stock of the Company.

Under the terms of the Waiver Agreements, Lincoln and Swartz agreed to amend their rights under the terms of certain warrants held by each of them to receive a payment in the event of a payment of a dividend by the Company. Prior to entering into the Waiver Agreements, if at any time after the issuance date of the subject warrants, the Company made any distribution to holders of its common stock, then Lincoln and Swartz would be entitled to receive a payment equal to the amount of such distribution which would have been payable to them had they owned the shares of common stock issuable upon exercise of the subject warrants as of the record date for the distribution. Under the terms of the Waiver Agreement, if the market price of the Company's common stock on the record date for a distribution is greater than or equal to $0.15 per share, the payment to Lincoln and Swartz would be reduced to the amount which would be payable to Lincoln and Swartz had they engaged in a cashless exercise of the subject warrants as of the record date for the distribution.

The Board of Directors also authorized the issuance of 7,000,000 warrants to Lincoln, which are exercisable through April 1, 2011 and have an exercise price of $0.0775.

Item 5.02 Election of Director

On February 3, 2006, the Company's Board of Directors elected James Turley to be a member of the Board of Directors. It is expected that Mr. Turley will serve on the Executive Committee of the Board of Directors.

Item 8.01 Other Events

On February 10, 2006, the Company issued a press release announcing that it has entered into agreements to reorganize its relationship with Lincoln and Swartz under the terms of the Reset Agreement, Waiver Agreements and Warrant Agreement, each of which is discussed above under Item 1.01. In addition, the Company announced that Lincoln and Swartz will immediately convert their remaining convertible debentures of the Company, following which the Company will not have any debt on its balance sheet and that the Company will have the right to redeem certain warrants owned by Lincoln and Swartz over a period of several months. A copy of this press release is furnished as Exhibit 99.1 and is incorporated by reference.

On February 15, 2006, the Company issued a press release announcing that it will issue a dividend of $0.02 per share of common stock for shareholders and qualified warrant holders of record as of February 24, 2006. A copy of this press release is furnished as Exhibit 99.2 and is incorporated by reference.

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Patriot Scientific Corporation expressly disclaims any obligation to update a press release and cautions that it is only accurate on the date it was presented. The inclusion of any data or statements in a press release does not signify that the information is considered material.

Item 9.01 Financial Statements and Exhibits.

(d)   Exhibits.

No.         Description

4.29 Agreement with Regard to Exercise Price Resets and 4.99% Limitation by and between Patriot Scientific Corporation and Lincoln Ventures, LLC, entered into as of February 9, 2006.

4.30 Agreement with Regard to Exercise Price Resets and 4.99% Limitation by and between Patriot Scientific Corporation and Swartz Private Equity, LLC

4.31 Waiver and Agreement by and between Patriot Scientific Corporation and Lincoln Ventures, LLC, entered into as of February 9, 2006

4.32 Waiver and Agreement by and between Patriot Scientific Corporation and Swartz Private Equity, LLC entered into as of February 9, 2006

4.33 Warrant to Purchase Common Stock of Patriot Scientific Corporation issued to Lincoln Ventures, LLC

99.1        Press release dated February 10, 2006.

99.2        Press release dated February 14, 2006.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

                                        Patriot Scientific Corporation
                                        (Registrant)


Date: February 16, 2006                 By: /s/ David H. Pohl
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